Exhibit 99.1
Sealed Air Corporation
200 Riverfront Boulevard
Elmwood Park, NJ 07407
for release: November 3, 2011
SEALED AIR ANNOUNCES NEW BUSINESS UNIT STRUCTURE AND LEADERSHIP
TO MAXIMIZE OPPORTUNITIES AND SYNERGIES
          ELMWOOD PARK, N.J., Thursday, November 3, 2011 — Sealed Air Corporation (NYSE: SEE) announced today its next step in the integration of the Diversey business, including the establishment of new business units in 2012.
          “As part of our integration process, we plan to organize Sealed Air into three business units focused on food safety and security, facility hygiene and product protection. This market-oriented organization will help maximize the opportunities and value creation we expect to generate from the Diversey acquisition,” said William V. Hickey, President and Chief Executive Officer, Sealed Air.
          The benefits of this organizational design will:
•	Simplify our organizational structure and reduce complexity;
•	Develop management capabilities for the future;
•	Leverage economies of scale in key market sectors and geographies;
•	Focus and accelerate growth in developing markets across all businesses;
•	Maximize shared customer and development opportunities in Food & Beverage;
•	Optimize benefits in purchasing, manufacturing and logistics;
•	Accelerate realization of cost synergies; and
•	Exceed initial synergy estimates.
          The new design will consist of three global business units and a developing markets group to ensure accelerated growth in the key developing regions. This new structure is expected to be implemented in 2012 and will replace our legacy six business unit structure and Diversey’s legacy four region-based structure. The new business units will be led by experienced leaders from Sealed Air and Diversey. The business units and leaders in the new organization will be:
•	Food & Beverage — This business combines Sealed Air’s legacy Food Packaging and Food Solutions businesses with Diversey’s Food & Beverage applications. Together, this new segment will leverage industry-leading expertise in food science and microbiology to deliver solutions that protect and enhance the food and beverage supply chain to ensure food and beverages are prepared and processed in a safe and efficient environment, will offer extended product shelf life, reduced waste, and provide value-added convenience benefits. This business is expected to represent approximately 45% of Sealed Air revenue and will be led by Karl Deily, an experienced leader with over 30 years at Sealed Air. Karl currently leads Sealed Air’s global Food Packaging business.

•	Institutional & Laundry — This business will consist of Diversey’s building care, laundry and infection control solutions for Building Service Contractors/Facility Management, Retail, Food Service, Hospitality and Health Care sectors. This business is expected to represent approximately 30% of Sealed Air revenue and will be led by Pedro Chidichimo, a senior executive with over 15 years at Diversey. Pedro currently leads Diversey’s Global Customer Solutions and Innovation efforts and was previously the President of the Europe, Middle East and Africa business.

•	Protective Packaging — This business will combine Sealed Air’s legacy Protective Packaging, Shrink Packaging and Specialty Materials businesses to provide customers with a broad portfolio of protective packaging systems across a range of applications and industries. This business is expected to represent approximately 20% of Sealed Air revenue and will be led by Ryan Flanagan, an experienced Sealed Air leader with over a 20 year background serving in both the Protective Packaging and Food Packaging businesses. Ryan currently leads Sealed Air’s global Protective Packaging business.
          With developing regions representing a significant opportunity for the future, we will establish a Developing Markets group to address the portfolio needs and solution requirements in Africa, Asia, India, the Middle East and Turkey. This group will support the global businesses in this dynamic part of the world and will be led by Yagmur Sagnak, a Diversey leader with extensive experience in emerging markets.
          There will also be a small “Other” category, which will include our Medical Applications business and New Ventures. This category will continue to be led by Ruth Roper, an experienced Sealed Air leader with extensive business development experience.
          Until the new organization is implemented, we will continue to report using these five business areas: Food Packaging, Food Solutions, Protective Packaging, Diversey, and an Other category. Additionally, there will be no immediate changes in how we manage our business with our customers, including the products, solutions and services we provide.
          As part of this transition, Ed Lonergan, Chief Executive Officer of the legacy Diversey organization, has decided to leave the company to pursue other opportunities. Ed has agreed to work with Sealed Air in a consulting role through the next six months to ensure a smooth transition of the integration process. Additionally, Norman Clubb, Diversey’s Chief Financial Officer, has decided to retire prior to the end of 2011.
          We expect to provide additional detail on our new organization, its leadership and an update regarding our Chief Financial Officer position later this year.
Business
          Sealed Air is the new global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $7.6 billion in 2010 and has approximately 26,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.
Forward-Looking Statements
          Company statements in this presentation may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “intends,” “assumes,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; successful integration of the acquisition of Diversey; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com.
          While we may elect to update Forward-Looking statements in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.
Contacts
For Investors:
Director, Investor Relations
Amanda Butler, 201-703-4210
amanda.butler@sealedair.com
or
For Media:
Director, Corporate Communications
Ken Aurichio, 201-703-4164
ken.aurichio@sealedair.com

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